Exhibit 99.1

PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION

The unaudited pro forma condensed financial statements as of and for the three months ended March 31, 2005 have been prepared from the March 31, 2005 unaudited condensed financial statements of the Company and the unaudited financial statements of the Urinalysis Business of Quidel Corporation for the three months ended March 31, 2005. The unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2004 has been prepared from the December 31, 2004 financial statements of the Company and the statement of operations of the Urinalysis Business of Quidel Corporation for the year ended December 31, 2004.

The unaudited pro forma condensed financial statements have been prepared on a basis to reflect the acquisition of all of the business assets (primarily technology and inventory) and the assumption of certain liabilities of the Urinalysis Business of Quidel Corporation as if such acquisition occurred as of January 1, 2004 for the statements of operations and as of March 31, 2005 for the balance sheet.

The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the acquisitions and the other transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

You should read these unaudited pro forma condensed financial statements in conjunction with the Company’s financial statements as of and for the year ended December 31, 2004 and the interim unaudited condensed financial statements as of and for the three months ended March 31, 2005.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed financial statements. These pro forma financial statements and the pro forma adjustments are directly attributable to the historical accounts of the Urinalysis Business of Quidel Corporation, and have otherwise not been updated for changes in estimates, management assumptions or information that became available after the date of the Original Report.

IRIS INTERNATIONAL, INC.

Unaudited Pro Forma Balance Sheet

As of March 31, 2005

(in thousands)

	IRIS	Quidel GmbH	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:			(743	) (a)
Cash and cash equivalents	$13,428	$194	(194	) (b)	$12,685
Accounts receivable, net	10,290	—			10,290
Inventories, net	7,012	1,377	(600	) (a)	7,789
Prepaid expenses and other current assets	568	—			568
Deferred tax asset	3,650	—			3,650

Total current assets	34,948	1,571			34,982
Property and equipment, at cost, net	3,896	993	(993	) (a)	3,896
Intangibles, net	1,760	—			1,760
Deferred tax asset	4,824	—			4,824
Other assets	3,789	—			3,789

Total assets	$49,217	$2,564			49,251

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,948	$303	(269	) (b)	5,982
Deferred service contract revenue	1,269	—			1,269

Total current liabilities	7,217	303			7,251
Deferred service contract revenue, long term	139	—			139
Intercompany payable	—	4,974	(4,974	) (b)	—

Total liabilities	7,356	5,277			7,390

Commitments and contingencies
Shareholders’ equity:
Common stock	163	—			163
Additional paid-in capital	63,545	1,722	(1,722	) (b)	63,545
Unearned compensation	(274)				(274)
Accumulated other comprehensive income	—	832	(832	) (b)	—
Accumulated deficit	(21,573)	(5,267)	5,267	(b)	(21,573)

Total shareholders’ equity	41,861	(2,713)			41,861

Total liabilities and shareholders’ equity	$49,217	$2,564			49,251

See accompanying notes

IRIS INTERNATIONAL, INC.

Unaudited Pro Forma Statement of Operations

(in thousands)

For the Year Ended December 31, 2004

	IRIS	Quidel GmbH	Pro Forma Adjustments		Pro Forma Combined
Revenues	$43,650	$1,685			$45,335
Cost and expenses	39,185	2,716	(255	) (c)	41,646

Operating income (loss)	4,465	(1,031)			3,689
Other income (expense), net	(666)	(104)			(770)

Income before taxes on income (loss)	3,799	(1,135)			2,919
Provision (benefit) for income taxes	1,519	—	(352	) (d)	1,167

Net Income	$2,280	$(1,135)			$1,752

Net income per basic share	$0.16				$0.12

Net income per diluted share	$0.14				$0.11

Basic shares outstanding	14,459				14,459

Diluted share outstanding	15,818				15,818

For the Three Months Ended March 31, 2005

	IRIS	Quidel GmbH	Pro Forma Adjustments		Pro Forma Combined
Revenues	$13,964	$430			$14,394
Cost and expenses	11,938	861	(62	) (c)	12,737

Operating income (loss)	2,026	(431)			1,657
Other income, net	92	55			147

Income before taxes on income (loss)	2,118	(376)			1,804
Provision (benefit) for income taxes	847	—	(126	) (d)	721

Net Income	$1,271	$(376)			$1,083

Net income per basic share	$0.08				$0.07

Net income per diluted share	$0.07				$0.06

Basic shares outstanding	16,218				16,218

Diluted share outstanding	17,294				17,294

See accompanying notes

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

The notes to the audited pro forma condensed combined financial statements that follow are intended to provide additional information regarding the effect of the pro forma adjustments on the condensed combined financial statements.

(a)	Reflects the acquisition of the Urinanalysis Business of Quidel Corporation by the Company for a purchase price of $500,000 plus acquisition costs of $243,000 and $34,000 of liabilities assumed for a total aggregate purchase price of $777,000. The purchase price was allocated to the fair value of the assets acquired and the liabilities assumed. The fair value of the assets acquired exceeded the purchase price; accordingly the non current assets were reduced to zero with the purchase price approximating the preliminary fair value of the inventory, accordingly the purchase price was assigned to the value of the acquired inventory.

The allocation of the purchase price is considered preliminary until the Company has acquired all necessary information to finalize the allocation of purchase price. Although the time required to obtain the necessary information will vary with the circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of the purchase price may increase or decrease the amount allocated to the inventory, which may result in higher or lower gross profits in future periods.

(b)	Reflects the elimination of assets not acquired and liabilities not assumed as part of the acquisition.

(c)	Reflects the elimination of depreciation and amortization in the amounts of $255,000 and $62,000 for the fiscal year ended December 31, 2004 and the three months ended March 31, 2005. These reductions are based on the differentials of the recorded values for property and equipment and intangible assets acquired.

(d)	Reflects the elimination of income tax expense in the amount of $352,000 and $126,000 on the pro forma results of operations for the fiscal year ended December 31, 2004 and the three months ended March 31, 2005. These adjustments are based on an effective tax rate of 40% applied to the pro forma losses before income tax.

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